Exhibit 99.1

Guess?, Inc. Reports Third Quarter Results

Third Quarter Revenues Increased 5% to $643 Million

Third Quarter EPS Decreased 5% to $0.71

Updates Full Year Guidance: Adjusted EPS in the Range of $3.04 to $3.10; GAAP EPS in the Range of $2.85 to $2.91

Provides Fourth Quarter EPS Guidance in the Range of $1.03 to $1.09

LOS ANGELES, Nov. 30, 2011 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the third quarter of its 2012 fiscal year, which ended October 29, 2011.

Third Quarter Fiscal 2012 Highlights

  North American Retail revenues increased 5%
  European revenues increased 2% in US dollars and decreased 4% in local currency
  Asian revenues increased 18% in US dollars and 15% in constant dollars
  Operating profit grew 5%; operating margin was flat at 15.1%

This press release includes certain non-GAAP, or adjusted, financial measures, which exclude a settlement charge incurred during the second quarter of fiscal 2012. Reconciliations of reported GAAP results to comparable non-GAAP amounts are provided in the accompanying tables and discussed under the heading "Presentation of Non-GAAP Information" below.

Third Quarter Fiscal 2012 Results

For the third quarter of fiscal 2012, the Company generated net earnings of $66.3 million, a 4.0% decrease compared to net earnings of $69.1 million for the third quarter of fiscal 2011. Diluted earnings per share decreased 5.3%, reaching $0.71, compared to $0.75 for the prior-year quarter.

Paul Marciano, Chief Executive Officer, commented, "We are pleased to deliver third quarter earnings consistent with our expectations, even as economic pressures have intensified and are affecting consumer confidence in many of our markets, particularly in Europe. During the quarter, we made good progress on many key strategic initiatives. Our efforts to elevate our brand in North America are yielding significant improvements in profitability. We enjoy momentum in Asia and the newer markets in Europe where our brand is well known but where our business is still under-penetrated. And we are focusing on sound execution, managing our inventories, expenses and capital prudently."

Mr. Marciano continued, "It is difficult to predict how long the current economic conditions may persist. As always, we plan to manage carefully and prudently, focusing on those things that we can directly control. Our goal is to improve productivity, expand our long term profitability and deliver outstanding returns to our shareholders, while always protecting our brand. Backed by our strong balance sheet, we are committed to pursuing the long term potential of our iconic lifestyle brand in a very strategic and disciplined way that is consistent with prevailing market conditions."

Total net revenue for the third quarter of fiscal 2012 increased 4.7% to $642.8 million, from $613.9 million in the prior-year quarter. In constant dollars, total net revenue increased 1.9%.

  The Company's retail stores in North America generated revenue of $265.6 million in the third quarter of fiscal 2012, a 4.7% increase from $253.7 million in the same period a year ago.  Comparable store sales decreased 4.1% in local currency and 3.5% in US dollars for the third quarter of fiscal 2012, compared to the same period a year ago.  The Company directly operated 495 retail stores in the United States and Canada at the end of the third quarter of fiscal 2012 versus 473 stores a year earlier.
  Net revenue from the Company's Europe segment increased 2.3% to $221.0 million in the third quarter of fiscal 2012, compared to $216.2 million in the prior-year period.  In local currency, net revenue decreased 3.7%.
  Net revenue from the Company's Asia segment increased 18.3% to $64.8 million in the third quarter of fiscal 2012, from $54.8 million in the prior-year period.  In constant dollars, net revenue increased 14.8%.
  Net revenue from the Company's North American Wholesale segment increased 1.9% to $57.3 million in the third quarter of fiscal 2012, from $56.3 million in the prior-year period.
  Licensing segment net revenue increased 3.2% to $34.0 million in the third quarter of fiscal 2012, from $33.0 million in the prior-year period.

Operating earnings for the third quarter of fiscal 2012 increased 4.6% to $97.0 million (including a $3.3 million favorable currency translation impact) from $92.7 million in the prior-year period. Operating margin in the third quarter was flat at 15.1% compared to the prior-year quarter as higher product margins and an improved SG&A rate offset the impact of a higher occupancy rate. Product margins improved primarily due to lower markdowns in North American Retail while the occupancy deleverage was driven by retail expansion and negative comparable store sales. The SG&A rate decreased as lower performance-based compensation expenses and North American retail store selling expenses more than offset the negative impact of lower international jewelry shipments and higher advertising expenses.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and balances, partially offset by net unrealized losses on non-operating assets, was $1.9 million for the third quarter of fiscal 2012, compared to other net income of $5.9 million in the third quarter of the prior year.

The Company's reported effective tax rate increased to 32.3% in the third quarter of fiscal 2012, from 29.1% for the third quarter of the prior year.

Nine-Month Period Results

Adjusted net earnings for the nine months ended October 29, 2011 were $187.2 million, an increase of 0.6% compared to net earnings of $186.2 million for the nine months ended October 30, 2010. Adjusted diluted earnings per share increased 0.5% to $2.01 per share in the first nine months of the 2012 fiscal year compared to $2.00 per share in the comparable nine-month period last year. The adjusted net earnings excludes a settlement charge of $19.5 million recorded in the second quarter of fiscal 2012, along with the related tax impact, associated with the settlement of the Company's relationship with one of its European service providers. On a GAAP basis, net earnings for the nine months ended October 29, 2011 were $169.6 million and diluted earnings per share, including an unfavorable $0.19 impact from the settlement charge, totaled $1.82.

Total net revenue for the first nine months of fiscal 2012 increased 10.5% to $1.91 billion from $1.73 billion in the prior-year period. In constant dollars, total net revenue increased 6.3%.

  The Company's retail stores in North America generated revenue of $774.1 million in the first nine months of fiscal 2012, a 5.9% increase from $731.3 million in the same period a year ago.  Comparable store sales decreased 3.9% in local currency and 2.8% in US dollars for the nine months ended October 29, 2011, compared to the nine months ended October 30, 2010.
  Net revenue from the Company's Europe segment increased 15.1% to $720.1 million in the first nine months of fiscal 2012, compared to $625.5 million in the prior-year period.  In local currency, revenues increased 6.7%.
  Net revenue from the Company's Asia segment increased 23.8% to $180.2 million in the first nine months of fiscal 2012, compared to $145.5 million in the prior-year period.  In constant dollars the increase was 18.8%.
  Net revenue from the Company's North American Wholesale segment increased 2.5% to $146.8 million in the first nine months of fiscal 2012, from $143.3 million in the prior-year period.
  Licensing segment net revenue increased 7.3% to $91.0 million in the first nine months of fiscal 2012, from $84.8 million in the prior-year period.

Excluding the settlement charge, adjusted operating earnings for the first nine months of fiscal 2012 increased 7.9% to $280.9 million (including a $13.4 million favorable currency translation impact) from $260.3 million in the prior-year period. Adjusted operating margin for the first nine months of fiscal 2012 declined 30 basis points to 14.7% compared to the prior-year period as improvements in product margins were more than offset by a higher occupancy rate. The higher product margins were driven by lower markdowns in North American Retail and the greater mix of retail in Europe. The SG&A rate remained flat compared to the prior year period as lower performance-based compensation expenses offset the negative impact of the lower international jewelry shipments. GAAP operating earnings, which includes the settlement charge, increased 0.4% to $261.4 million (including an $11.4 million favorable currency translation impact) and GAAP operating margin declined 130 basis points to 13.7%.

Other net expense, which relates to net unrealized mark-to-market losses on foreign currency contracts and balances and net unrealized losses on non-operating assets was $5.4 million for the first nine months of fiscal 2012, compared to other net income of $9.0 million in the prior-year period.

Outlook

The Company's expectations for the fourth quarter of fiscal 2012 ending January 28, 2012, are as follows:

  Consolidated net revenues are expected to range from $780 million to $795 million.
  Operating margin is expected to be between 17.5% and 18.5%.
  Diluted earnings per share are expected to be in the range of $1.03 to $1.09.

The Company updated its outlook for the fiscal year ending January 28, 2012, which is now as follows:

  Consolidated net revenues are expected to range from $2.70 billion to $2.71 billion.
  Adjusted operating margin is expected to be in the mid to high 15 percent range; GAAP operating margin around 15%.
  Adjusted diluted earnings per share are expected to be in the range of $3.04 to $3.10; GAAP diluted earnings per share between $2.85 and $2.91.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on January 3, 2012 to shareholders of record at the close of business on December 14, 2011.

Presentation of Non-GAAP Information

The financial information presented in this release for the nine months ended October 29, 2011 includes both GAAP and non-GAAP measures. The Company believes that these "non-GAAP" or "adjusted" financial measures are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results. Reconciliations of reported GAAP results to comparable non-GAAP amounts are provided in the accompanying tables.

The adjusted measures exclude the impact of a settlement charge incurred during the second quarter of fiscal 2012. In the latter part of July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a $19.5 million settlement charge in the second quarter of fiscal 2012.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company will hold a conference call at 4:30 pm (ET) on November 30, 2011 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 29, 2011, the Company directly operated 495 retail stores in the United States and Canada and 232 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 790 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's short and long-term future prospects and guidance for the fourth quarter and full year of fiscal 2012, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand, effectively operate our various retail concepts, effectively transition to a new European service provider, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 29,		October 30,		October 29,		October 30,
	2011		2010		2011		2010
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$ 608,777	94.7%	$ 580,922	94.6%	$ 1,821,198	95.2%	$ 1,645,553	95.1%
Net royalties	34,026	5.3%	32,981	5.4%	91,008	4.8%	84,826	4.9%
	642,803	100.0%	613,903	100.0%	1,912,206	100.0%	1,730,379	100.0%

Cost of product sales	365,337	56.8%	347,506	56.6%	1,085,666	56.8%	976,495	56.4%

Gross profit	277,466	43.2%	266,397	43.4%	826,540	43.2%	753,884	43.6%

Selling, general and administrative expenses	180,497	28.1%	173,682	28.3%	544,404	28.5%	487,722	28.3%
Settlement charge	-	0.0%	-	0.0%	19,463	0.9%	-	0.0%
Accelerated pension cost amortization	-	0.0%	-	0.0%	1,242	0.1%	5,819	0.3%

Earnings from operations	96,969	15.1%	92,715	15.1%	261,431	13.7%	260,343	15.0%

Other income (expense):
Interest expense	(775)	(0.1%)	(262)	(0.0%)	(1,539)	(0.1%)	(775)	(0.0%)
Interest income	661	0.1%	602	0.1%	2,433	0.1%	1,585	0.1%
Other, net	1,868	0.3%	5,854	0.9%	(5,437)	(0.3%)	9,026	0.5%

Earnings before income taxes	98,723	15.4%	98,909	16.1%	256,888	13.4%	270,179	15.6%

Income taxes	31,877	5.0%	28,818	4.7%	84,648	4.4%	81,055	4.7%

Net earnings	66,846	10.4%	70,091	11.4%	172,240	9.0%	189,124	10.9%

Net earnings attributable to noncontrolling interests in subsidiaries	551	0.1%	1,002	0.1%	2,606	0.1%	2,942	0.1%

Net earnings attributable to Guess?, Inc.	$ 66,295	10.3%	$ 69,089	11.3%	$ 169,634	8.9%	$ 186,182	10.8%

Net earnings per common share attributable to common stockholders:

Basic	$ 0.71		$ 0.75		$ 1.83		$ 2.01

Diluted	$ 0.71		$ 0.75		$ 1.82		$ 2.00

Weighted average common shares outstanding attributable to common stockholders:

Basic	92,011		90,911		91,835		91,474

Diluted	92,338		91,543		92,279		92,174

Adjusted Earnings for the Nine Months ended October 29, 2011

Adjusted earnings from operations (1)					$ 280,894	14.7%	$ 260,343	15.0%

Adjusted net earnings attributable to Guess?, Inc. (1)					$ 187,247	9.8%	$ 186,182	10.8%

Adjusted diluted earnings per common share attributable to common stockholders (1)					$ 2.01		$ 2.00

(1)

The adjusted results reflect the exclusion of a settlement charge (and related taxes where applicable) recorded during the three month period ended July 30, 2011. No adjustments have been made to the corresponding prior-year period.  A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of Reported Statements of Income to the Adjusted Statements of Income."

Guess?, Inc. and Subsidiaries
Reconciliation of Reported Statement of Income to the Adjusted Statement of Income
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., in each case to reflect the exclusion of the settlement charge incurred in the second quarter ended July 30, 2011.

	Nine Months Ended
	October 29,
	2011
		% of
	$	Revenues

Settlement charge	$ 19,463
Less related income tax (1)	1,850

Settlement charge net of income taxes	$ 17,613

Reported GAAP earnings from operations	$ 261,431	13.7%
Add back settlement charge	19,463

Adjusted earnings from operations	$ 280,894	14.7%

Reported GAAP net earnings attributable to Guess?, Inc.	$ 169,634	8.9%
Add back settlement charge net of tax (1)	17,613

Adjusted net earnings attributable to Guess?, Inc.	$ 187,247	9.8%

Adjusted diluted earnings per common share attributable to common stockholders:	$ 2.01

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,835

Diluted	92,279

(1)	The estimated income tax effect of the settlement charge is based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charge was incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 29,	October 30,	%	October 29,	October 30,	%
	2011	2010	chg	2011	2010	chg

Net revenue:
Europe	$ 221,041	$ 216,161	2%	$ 720,068	$ 625,460	15%
North American Retail	265,637	253,721	5%	774,147	731,296	6%
Asia	64,782	54,770	18%	180,152	145,529	24%
North American Wholesale	57,317	56,270	2%	146,831	143,268	2%
Licensing	34,026	32,981	3%	91,008	84,826	7%
	$ 642,803	$ 613,903	5%	$ 1,912,206	$ 1,730,379	11%

Earnings (loss) from operations:
Europe before settlement charge	$ 34,152	$ 42,565	-20%	$ 131,014	$ 127,396	3%
Europe settlement charge	-	-		(19,463)	-
Europe including settlement charge	34,152	42,565	-20%	111,551	127,396	-12%

North American Retail	27,533	19,326	42%	79,077	70,008	13%
Asia	8,248	8,291	-1%	20,205	21,129	-4%
North American Wholesale	16,013	16,697	-4%	37,649	37,619	0%
Licensing	30,698	30,941	-1%	81,188	76,491	6%
Corporate overhead	(19,675)	(25,105)	-22%	(66,997)	(66,481)	1%
Accelerated pension cost amortization	-	-		(1,242)	(5,819)
	$ 96,969	$ 92,715	5%	$ 261,431	$ 260,343	0%

Operating margins:
Europe before settlement charge	15.5%	19.7%		18.2%	20.4%
Europe including settlement charge	15.5%	19.7%		15.5%	20.4%

North American Retail	10.4%	7.6%		10.2%	9.6%
Asia	12.7%	15.1%		11.2%	14.5%
North American Wholesale	27.9%	29.7%		25.6%	26.3%
Licensing operations	90.2%	93.8%		89.2%	90.2%

Total Company before settlement charge	15.1%	15.1%		14.7%	15.0%
Total Company including settlement charge	15.1%	15.1%		13.7%	15.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 29,	January 29,	October 30,
	2011	2011	2010

ASSETS

Cash and cash equivalents	$ 426,725	$ 427,037	$ 469,020

Short-term investments	4,082	15,087	-

Receivables, net	376,502	358,482	372,217

Inventories	385,399	294,705	346,014

Other current assets	84,017	68,269	85,473

Property and equipment, net	352,514	313,856	299,954

Other assets	231,961	208,368	193,017

Total Assets	$ 1,861,200	$ 1,685,804	$ 1,765,695

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 2,131	$ 2,177	$ 2,264

Other current liabilities	425,596	428,839	421,389

Capital lease obligations	11,372	12,218	12,949

Other long-term liabilities	174,519	161,665	149,392

Redeemable and nonredeemable noncontrolling interests	25,588	26,029	24,463

Guess?, Inc. stockholders' equity	1,221,994	1,054,876	1,155,238

Total Liabilities and Stockholders' Equity	$ 1,861,200	$ 1,685,804	$ 1,765,695

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 29,	October 30,
	2011	2010

Net cash provided by operating activities	$ 149,948	$ 134,308

Net cash used in investing activities	(103,775)	(85,523)

Net cash used in financing activities	(52,510)	(82,901)

Effect of exchange rates on cash	6,025	1,073

Net decrease in cash and cash equivalents	(312)	(33,043)

Cash and cash equivalents at the beginning of the year	427,037	502,063

Cash and cash equivalents at the end of the period	$ 426,725	$ 469,020

Supplemental information:

Depreciation and amortization	$ 59,153	$ 48,199

Rent	$ 184,798	$ 157,515

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of October 29, 2011		As of October 30, 2010
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	495	495	473	473

Europe and the Middle East	547	171	472	131

Asia	408	39	351	27

Other	67	22	57	14

	1,517	727	1,353	645

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 29,	October 30,
	2011	2010

Number of stores at the beginning of the year	481	432

Store openings	25	48

Store closures	(11)	(7)

Number of stores at the end of the period	495	473

Total store square footage at the end of the period	2,270,000	2,139,000